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PRAXAIR, INC.
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PRAXAIR'S GOVERNANCE RECEIVES TOP RATINGS

DANBURY, Conn., April 9, 2003—Praxair, Inc. (NYSE:PX) has received outstanding ratings for its corporate governance practices from Institutional Shareholder Services (ISS), a leading analyst of corporate governance practices. According to ISS, Praxair's governance practices outperform 94.5 percent of the Standard and Poor's 500 companies, and 99.6 percent of ISS' Materials group.

        "Our board has devoted a great deal of attention to corporate governance," said Dennis H. Reilley, chairman and chief executive officer of Praxair. "We are gratified that a prominent, independent organization such as ISS has recognized the actions that we have taken."

        Praxair's board of directors comprises 10 members, nine of whom are independent. Praxair's four board committees are comprised entirely of independent directors. The company recently established the "executive session presiding director" position to chair quarterly meetings of the non-management directors. Over the past year, the Praxair board has adopted a number of leading-edge governance measures, including: rotation of committee memberships; director stock-ownership guidelines; limitations on membership on other company boards; and restrictions of non-audit engagements of the company's independent accountants.

        ISS, based in Rockville, Maryland, is a leading provider of proxy research and corporate governance services. ISS's Corporate Governance Quotient (CGQ) is an independent rating system designed to assist investors in evaluating the corporate governance structures of publicly traded companies. CGQ ratings are based on eight categories: 1) board of directors, 2) audit, 3) charter and bylaw provisions, 4) laws of the state of incorporation, 5) executive and director compensation, 6) qualitative factors, 7) ownership, and 8) director education. Using 61 distinctive data points, all companies are ranked relative to other companies in their index and industry peer group.

        Praxair is the largest industrial gases company in North and South America, and one of the largest worldwide, with 2002 sales of $5.1 billion. The company produces, sells and distributes atmospheric and process gases, and high-performance surface coatings. Praxair products, services and technologies bring productivity and environmental benefits to a wide variety of industries, including aerospace, chemicals, food and beverage, electronics, energy, healthcare, manufacturing, metals and others. More information on Praxair is available on the Internet at www.praxair.com.